Exhibit 10.21

AMENDMENT NO. 1 TO LICENSE AND SERVICES AGREEMENT

This AMENDMENT NO. 1 TO LICENSE AND SERVICES AGREEMENT (herein referred to as “Amendment No. 1”) is made and entered into as of this September 4th, 2012 (the “Amendment No. 1 Effective Date”), by and between Ultragenyx Pharmaceutical, Inc. (herein referred to as “Ultragenyx”), a California Corporation, and The Buck Institute for Research on Aging, an independent non-profit research organization organized under the laws of California (“Buck”), each herein referred to individually as “Party” and collectively as “Parties”.

WHEREAS, Ultragenyx and Buck are Parties to the Agreement (as defined below), pursuant to which Ultragenyx has rights to use certain Buck facilities, specifically laboratory and write-up space; and

WHEREAS, the Parties now desire to amend the Agreement to provide for Ultragenyx’s use of a newer, larger laboratory, storage, write-up area and potential expansion laboratory space.

NOW, THEREFORE, the Parties agree as follows:

1.	This Amendment No. 1 shall serve as an amendment to that certain License and Services Agreement (the “Agreement”), effective September 24, 2010, by and between Buck and Ultragenyx. Except as expressly modified hereby, the Agreement shall continue in full force according to its terms. Capitalized terms not otherwise defined in this Amendment No. 1 shall have the meaning ascribed to such term in the Agreement.

2.	Recital B of the Agreement is hereby deleted and replaced in its entirety with

B. Buck is an expanding biomedical research institute dedicated to research and education on the biology of aging and age-related disease and has a full laboratory facility and set of core services, including, but not limited to a Microscopy and Imaging Core, Genetics Core and an AALAC accredited Vivarium (the “Facility”);

3.	Recital C of the Agreement shall be deleted in its entirety and replaced with the following:

C. Ultragenyx wishes to procure access at the Facility to certain laboratory space in Building A of the Facility, Fourth Floor, as shown on the attached Exhibit “A” as “Licensed Lab Space” and also have a right of first refusal to lease the “Expansion Space” also shown in Exhibit “A” in order to conduct research and facilitate its therapeutic development programs; and

4.	Section 2 of the Agreement shall be deleted in its entirety and replaced with the following:

“Term. The term of this Agreement (“Term”) shall be for two (2) years from the Amendment No. 1 Effective Date, except that (i) either party may terminate this Agreement upon one year’s prior written notice without cause and purely out of convenience of such party; and (ii) either party may terminate this Agreement for cause

AMENDMENT NO. 1 TO LICENSE AND SERVICES AGREEMENT

upon a breach as specified below. Within ninety (90) days prior to the expiry of the Term, Ultragenyx may extend the Term by an additional twelve (12) months (the “Option”) by sending written notice to Buck. Ultragenyx may exercise the Option for up to three (3) consecutive years.”

5.	The first sentence of the second paragraph of Section 3 is hereby deleted and replaced in its entirety with the following:

“Ultragenyx proposed to pursue laboratory research within the Licensed Lab Space and place four (or more, as approved and trained by Buck in environmental safety, fire codes and provisioned with Facility-access key cards) staff/employees (“Agents”) at the Facility to conduct research for Ultragenyx, and these Agents will require access to the following (i) parking at the Facility parking lot; (ii) the Licensed Lab Space; and (iii) the Amenities, to the extent these are available.”

6.	The first sentence of the first paragraph of Section 4( a) is hereby deleted and replaced in its entirety with the following:

“Subject to the payment of the License Fees described in Section 6, below, and to the terms and conditions of this Agreement, for the duration of the Term, Buck hereby grants to Ultragenyx a non-exclusive license to access and use the parking; the Public Areas; the Amenities; and the Licensed Lab Space for its Agents.”

7.	The following shall be added as Section 4(d):

“(d) Ultragenyx shall have the option at any time during the Term to license all or part of the Expansion Space on the same terms and conditions as contained in this Agreement (and coterminous with the Term) except at a fee to be negotiated, on a per square foot basis no greater than five percent (5%) higher than the fee paid at the time Ultragenyx exercises the option (the “Option”); provided that the space in the Expansion Space that is occupied at the Amendment No. 1 Effective Date (i.e., the stem cell training area) shall be included in the Expansion Space only if vacated by the current occupants at the time of exercise of the Option. Ultragenyx may exercise the Option by providing Buck ninety (90) days prior written notice of its intent to license the Expansion Space or part thereof. The parties shall enter into an amendment to this Agreement or new agreement, as appropriate, to reflect the license of the Expansion Space on such terms within such ninety day period. If during the Term and prior to the exercise of the Option by Ultragenyx, a potential tenant, other than the Buck itself, (“Potential Tenant”) expresses definitive written interest in licensing or leasing part or all of the Expansion Space, Buck will send written notice to Ultragenyx. Ultragenyx shall have sixty (60) days after receipt of such notice to exercise the Option. If Ultragenyx does not exercise the Option within such 60 day period, the Option will be considered terminated and Ultragenyx will have no further contractual right to the Expansion Space.”

AMENDMENT NO. 1 TO LICENSE AND SERVICES AGREEMENT

8.	In Section 6 of the Agreement, the numbers $33,600 and $2,800.00 are hereby deleted and replaced with the numbers $60,000 and $5,000.00, respectively.

9.	The following shall be added at the end of the Section 6 of the Agreement:

“This License Fee will remain in effect for the first twelve months following the Amendment No. 1 Effective Date and shall be subject to an increase based on multiplying the percent change of the Producer Pricing Index from the previous twelve month period to the License Fee charged in the preceding year, but in no case shall the License Fee be lower than at the stated first year rate. Such increase will take effect and be adjusted immediately on the first and subsequent anniversaries of the Amendment No. 1 Effective Date.”

10.	Exhibit A of the Agreement is hereby deleted and replaced in its entirety with Attachment No. 1 hereto.

11.	This Amendment No. 1 shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, successors, trustees, transferees and assigns.

12.	This Amendment No. 1 may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have caused this Amendment No. 1 to be executed and delivered by their proper and duly authorized officers effective on the Amendment No. 1 Effective Date.

ULTRAGENYX, INC.		BUCK INSTITUTE FOR RESEARCH ON AGING

BY:	/S/ SHALINI SHARP	BY:	/S/ REMY GROSS, III

PRINTED NAME:	SHALINI SHARP	PRINTED NAME:	REMY GROSS, III

TITLE:	CFO	TITLE:	VICE PRESIDENT, BUSINESS DEVELOPMENT